Exhibit 99.1

Brooks Automation Names Mark D. Morelli Chief Operating Officer

CHELMSFORD, Mass., January 3, 2012: Brooks Automation, Inc. (Nasdaq:BRKS) today announced the appointment of Mark D. Morelli to the role of executive vice-president, chief operating officer, effective immediately. Morelli, 47, will have responsibility for all of Brooks’ business units including Brooks Product Solutions, Brooks Global Services, Brooks Life Science Systems as well as Global Operations and Global Sales. Morelli most recently served as Chief Executive Officer of Energy Conversion Devices, a public company that provides integrated solar based solutions. Prior to ECD, he spent 15 years at United Technologies Corporation in domestic and international roles of increasing scope and responsibility culminating in his appointment as the President of the Carrier Commercial Refrigeration business.

“We are excited to have Mark join our Company’s executive leadership team to work with me and Martin Headley as we define and execute on our strategic plan” said Steve Schwartz, CEO of Brooks. “Adding Mark’s extensive experience allows us greater focus on growth initiatives, customer’s satisfaction, shareholder interests and optimizing Brooks for peak performance.”

Morelli holds a Mechanical Engineering degree from Georgia Tech and an MS in Management from M.I.T. Sloan School of Management.

About Brooks Automation, Inc.

About Brooks Automation, Inc. Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.

CONTACT:	Brooks Automation, Inc.
Barbara Culhane
Corporate Marketing Manager
978-262-2400
barbara.culhane@brooks.com